Exhibit 3.2
                           NAPRO BIOTHERAPEUTICS, INC.

                      AMENDMENT TO THE AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION


         Sterling K. Ainsworth and Patricia A. Pilia, being the duly elected President and Secretary, respectively, of NaPro BioTherapeutics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, do hereby certify as follows:

         1. That the Board of Directors of the Corporation, in accordance with
Section 242 of the Delaware General Corporation Law, adopted resolutions as of February 15, 1998, providing for the adoption of such amendment to the Corporation's Amended and Restated Certificate of Incorporation. The resolution further directed that the Amendment to the Corporation's Amended and Restated Certificate of Incorporation be submitted to the stockholders of the corporation for their consideration and approval.

         2. That, in accordance with Section 242 of the Delaware General Corporation Law, the holders of a majority of the outstanding stock of the Corporation adopted a resolution providing for the adoption and ratification of the Amendment. Such resolution was adopted at the Annual Shareholder's meeting held on May 28, 1998, by a vote of 90.78% of the outstanding voting stock of the Corporation.

         3. That the Corporation was originally incorporated in the State of Delaware on September 8, 1993, under the name of NB Merger SubCorp.

         IN WITNESS WHEREOF, NaPro BioTherapeutics, Inc. has caused these Amendments to the Amended and Restated Certificate of Incorporation to be executed by Sterling K. Ainsworth, its President, and Patricia A. Pilia, its Secretary, as of this 21st day of September, 1998.

                                  NAPRO BIOTHERAPEUTICS, INC.


                                  By:    /s/ Sterling K. Ainsworth
                                         --------------------------------
                                         Sterling K. Ainsworth, President


ATTEST:


By:   /s/ Patricia A. Pilia
      --------------------------------
         Patricia A. Pilia, Secretary



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                      AMENDMENT TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF

                           NAPRO BIOTHERAPEUTICS, INC.


                                  ARTICLE FOUR

         I.       AUTHORIZED SHARES

                  The Corporation shall have authority to issue 33,000,000 shares of capital stock, 30,000,000 of which shall be Common Stock, with a par value of $.0075 per share, 1,000,000 of which shall be Nonvoting Common Stock, with a par value of $.0075 per share, and 2,000,000 of which shall be Preferred Stock with a par value of $.001 per share.